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                                                                       EXHIBIT A

Effective as of June 30, 2000

AMERICAN GENERAL SERIES PORTFOLIO COMPANY 2
     MID CAP INDEX FUND
     SMALL CAP VALUE FUND
PLAN OF LIQUIDATION AND DISSOLUTION

     This Plan of Liquidation and Dissolution (the "Plan") concerns the Mid Cap Index Fund and the Small Cap Value Fund (each a "Fund" and, together, the "Funds"), each a series of American General Series Portfolio Company 2 (the "Trust"), which is a Delaware business trust organized and existing under the laws of the State of Delaware. The Mid Cap Index Fund and the Small Cap Value Fund began operations on November 2, 1998. The Trust is registered as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"). The Plan is intended to accomplish the complete liquidation and dissolution of the Funds in conformity with all provisions of Delaware law and the Trust's Agreement and Declaration of Trust.

     WHEREAS, the Trust's Board of Trustees (the "Board"), on behalf of the Funds, has determined that it is in the best interests of the Funds and their shareholders to liquidate and dissolve the Funds; and

     WHEREAS, at a meeting of the Board on April 18, 2000, the Board considered and adopted this Plan as the method of liquidating and dissolving the Funds;

     NOW THEREFORE, the liquidation and dissolution of the Funds shall be carried out in the manner hereinafter set forth:

          1. EFFECTIVE DATE OF PLAN. The Plan shall become effective on such date as the Board shall select (the "Effective Date"), following the adoption and approval of the Plan by the execution of an action by written consent of the holders of a majority of the outstanding voting securities of each of the Funds.

          2. DISSOLUTION. As promptly as practicable, consistent with the provisions of the Plan, the Funds shall be dissolved in accordance with the laws of the State of Delaware and the Trust's Agreement and Declaration of Trust (such event constituting the "Dissolution").

          3. CESSATION OF BUSINESS. After the Effective Date of the Plan, the Funds shall cease their businesses as investment companies and shall not engage in any business activities except for the purposes of winding up their businesses and affairs, marshaling and preserving the value of their assets and distributing their assets to

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     shareholders in accordance with the provisions of the Plan after the payment to (or reservation of assets for payment to) all creditors of the Funds.

          4. RESTRICTION OF TRANSFER AND REDEMPTION OF SHARES. The proportionate interests of shareholders in the assets of the Funds shall be fixed on the basis of their respective stockholdings at the close of business on the Effective Date of the Plan. On the Effective Date, the books of the Funds shall be closed.

          5. LIQUIDATION OF ASSETS. As soon as is reasonable and practicable after the Effective Date, all portfolio securities of the Funds shall be converted to cash or cash equivalents.

          6. PAYMENT OF DEBTS. As soon as practicable after the Effective Date, the Funds shall determine and pay, or set aside in cash equivalent, the amount of all known or reasonably ascertainable liabilities of the Funds incurred or expected to be incurred prior to the date of the liquidating distribution provided for in Section 7, below.

          7. LIQUIDATING DISTRIBUTION. As soon as possible after the Effective Date of the Plan, the Funds shall mail to each shareholder of record on the Effective Date a liquidating distribution equal to such shareholder's proportionate interest in the net assets of the Funds and information concerning the sources of the liquidating distribution.

          8. MANAGEMENT AND EXPENSES OF THE FUNDS SUBSEQUENT TO THE LIQUIDATING DISTRIBUTION. The Variable Annuity Life Insurance Company, the Funds' investment advisor ("VALIC"), shall bear all expenses incurred in connection with carrying out this Plan of Liquidation and Dissolution including, but not limited to, all printing, legal, accounting, custodian and transfer agency fees, and the expenses of any reports to or meeting of shareholders. Any expenses and liabilities attributed to the Funds subsequent to the mailing of the liquidating distribution will be borne by VALIC.

          9. POWER OF BOARD OF TRUSTEES. The Board and the officers of the Trust shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including the execution and filing of all certificates, documents, information returns, tax returns and other papers which may be necessary or appropriate to implement the Plan. The death, resignation or disability of any officer or Trustee of the Trust shall not impair the authority of the surviving or remaining Trustees or officers to exercise any of the powers provided for in the Plan.

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          10.  The Board shall have the authority to authorize such variations from or amendments of the provisions of the Plan as may be necessary or appropriate to effect the marshaling of the assets of the Funds and the dissolution, complete liquidation and termination of the existence of the Funds, and the distribution of its net assets to shareholders in accordance with the laws of the State of Delaware and the purpose to be accomplished by the Plan.

                                     AMERICAN GENERAL SERIES PORTFOLIO COMPANY 2

                                     The Variable Annuity Life Insurance Company

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